Exhibit 99.1

NEWS RELEASE
LOEWS CORPORATION REPORTS NET INCOME OF $370 MILLION
FOR THE FIRST QUARTER OF 2025

5.1 MILLION COMMON SHARES REPURCHASED IN 2025 FOR $429 MILLION

New York, NY, May 5, 2025: Loews Corporation (NYSE: L) today released its first quarter 2025 financial results.

First Quarter 2025 highlights:
Loews Corporation reported net income of $370 million, or $1.74 per share, in the first quarter of 2025, compared to $457 million, or $2.05 per share, in the first quarter of 2024. The following are key highlights of our first quarter results:

•CNA Financial Corporation’s (NYSE: CNA) net income attributable to Loews decreased year-over-year primarily due to lower underwriting income mainly driven by unfavorable net prior year loss reserve development.
•Boardwalk Pipelines’ results improved year-over-year due to increased revenues in the first quarter of 2025 mainly from re-contracting at higher rates and recently completed growth projects.
•Loews Hotels’ first quarter 2025 results decreased primarily due to lower equity income from joint ventures.
•Parent company first quarter investment income decreased year-over-year due to the unfavorable change in the fair value of equity based investments.
•Book value per share, excluding AOCI, increased to $89.74 as of March 31, 2025, from $88.18 as of December 31, 2024 primarily due to operating results in the first quarter of 2025.
•On March 31, 2025, the parent company had $3.5 billion of cash and investments and $1.8 billion of debt.
•Loews Corporation repurchased 5.1 million shares of its common stock for a total cost of $429 million since December 31, 2024.

Consolidated highlights:

	Three Months Ended March 31,
(In millions)	2025	2024
Net Income (Loss) Attributable to Loews Corporation:
CNA Financial	$252	$310
Boardwalk Pipelines	152	121
Loews Hotels & Co	—	16
Corporate	(34)	10
Net income attributable to Loews Corporation	$370	$457
Net income per share attributable to Loews Corporation	$1.74	$2.05

	March 31, 2025	December 31, 2024

Book value per share	$81.73	$79.49
Book value per share excluding AOCI	$89.74	$88.18
Shares of common stock outstanding (in millions)	210.3	214.7

Three months ended March 31, 2025 compared to 2024

CNA:
•Net income attributable to Loews Corporation was $252 million compared to $310 million.
•Core income was $281 million compared to $355 million.
•Net written premiums grew by 9% driven by strong retention and new business. Net earned premiums grew by 8%.
•Property and Casualty underwriting income decreased due to unfavorable net prior year loss reserve development, lower underlying underwriting income, and higher catastrophe losses.
•Property and Casualty catastrophe losses were $97 million, including $53 million from California wildfires, compared to $88 million.
•Property and Casualty combined ratio increased to 98.4% compared to 94.6% largely due to unfavorable net prior year loss reserve development driven by the continuation of elevated loss cost trends in commercial auto related to accident year 2024. Property and Casualty underlying combined ratio increased to 92.1% compared to 91.0% primarily driven by a higher loss ratio for commercial auto.
•Lower investment losses offset slightly lower net investment income.

Boardwalk:
•Net income increased to $152 million compared to $121 million.
•EBITDA increased 13% to $346 million compared to $307 million.
•Net income and EBITDA improved due to increased transportation revenues from higher re-contracting rates and recently completed growth projects, and increased storage and parking and lending revenues.

Loews Hotels:
•Net income of $0 million compared to $16 million.
•Net income decreased primarily due to lower equity income from joint ventures mainly driven by lower occupancy and average daily rates, due in part to ongoing renovations, at Universal Orlando Resort hotels and an impairment charge recorded by a joint venture property.
•In addition, higher interest expense, driven by the Loews Arlington, which was open for the entire first quarter of 2025 compared to a portion of the first quarter of 2024, lower capitalized interest on projects under development, and higher interest rates on debt refinanced in 2024, negatively impacted earnings.
•Adjusted EBITDA increased to $81 million compared to $80 million as higher earnings from a full quarter of the Loews Arlington offset lower earnings from Universal Orlando Resort properties.

Corporate & Other:
•Net loss of $34 million compared to net income of $10 million.
•Results decreased primarily due to investment losses compared to investment gains from parent company equity securities.

Share Purchases:
•On March 31, 2025, there were 210.3 million shares of Loews common stock outstanding.
•During the three months ended March 31, 2025, Loews Corporation repurchased 4.5 million shares of its common stock for a total cost of $376 million.
•An additional 0.6 million shares were repurchased for $53 million between April 1, 2025 and May 2, 2025.
•Depending on market conditions, Loews may from time to time purchase shares of its and its subsidiaries’ outstanding common stock in the open market, in privately negotiated transactions or otherwise.

Reconciliation of GAAP Measures to Non-GAAP Measures

This news release contains financial measures that are not in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Management believes some investors may find these measures useful to evaluate our and our subsidiaries’ financial performance. CNA utilizes core income, underlying loss ratio and underlying combined ratio. Boardwalk utilizes earnings before interest, income tax expense, depreciation and amortization (“EBITDA”), and Loews Hotels utilizes Adjusted EBITDA. These non-GAAP measures are defined and reconciled to the most comparable GAAP measures on pages 6 and 7 of this release.

Earnings Remarks

For Loews Corporation

–Today, May 5, 2025, earnings remarks will be available on the Investors section of our website at www.loews.com.
–Remarks will include commentary from Loews’s president and chief executive officer and chief financial officer.

For CNA

–Today, May 5, 2025, earnings remarks will be available on the Investor Relations section of CNA’s website at www.cna.com.
–Remarks will include commentary from CNA’s president and chief executive officer and chief financial officer.

About Loews Corporation

Loews Corporation is a diversified company with businesses in the insurance, energy, hospitality and packaging industries. For more information, please visit www.loews.com.

Forward-Looking Statements

Statements contained in this news release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters, as well as the Company’s overall business and financial performance, can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website (www.loews.com). Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this news release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

Investor relations and media relations contact:

Chris Nugent
1-212-521-2403

Loews Corporation and Subsidiaries
Selected Financial Information

	Three Months Ended March 31,
(In millions)	2025	2024
Revenues:
CNA Financial (a)	$3,627	$3,444
Boardwalk Pipelines	622	517
Loews Hotels & Co	245	216
Corporate investment income, net	—	54
Total	$4,494	$4,231
Income (Loss) Before Income Tax:
CNA Financial (a)	$349	$427
Boardwalk Pipelines	202	162
Loews Hotels & Co (b)	4	28
Corporate:
Investment income, net	—	54
Other (c)	(41)	(42)
Total	$514	$629
Net Income (Loss) Attributable to Loews Corporation:
CNA Financial (a)	$252	$310
Boardwalk Pipelines	152	121
Loews Hotels & Co (b)	—	16
Corporate:
Investment income, net	—	43
Other (c)	(34)	(33)
Net income attributable to Loews Corporation	$370	$457

(a)The three months ended March 31, 2025 and 2024 include net investment losses of $9 million and $22 million ($6 million and $16 million after tax and noncontrolling interests).
(b)The three months ended March 31, 2025 include Loews Hotels & Co’s portion of a joint venture property’s impairment charge which reduced equity income from joint ventures by $9 million ($6 million after tax).
(c)Consists of parent company interest expense, corporate expenses and the equity income (loss) of Altium Packaging.

Loews Corporation and Subsidiaries
Consolidated Financial Review

	Three Months Ended March 31,
(In millions, except per share data)	2025	2024
Revenues:
Insurance premiums	$2,626	$2,441
Net investment income	608	669
Investment losses	(9)	(22)
Operating revenues and other	1,269	1,143
Total	4,494	4,231

Expenses:
Insurance claims and policyholders’ benefits	2,027	1,807
Operating expenses and other	1,953	1,795
Total	3,980	3,602

Income before income tax	514	629
Income tax expense	(122)	(144)
Net income	392	485
Amounts attributable to noncontrolling interests	(22)	(28)
Net income attributable to Loews Corporation	$370	$457

Net income per share attributable to Loews Corporation	$1.74	$2.05

Weighted average number of shares	212.60	222.78

Definitions of Non-GAAP Measures and Reconciliation of GAAP Measures to Non-GAAP Measures:

CNA Financial Corporation

Core income is calculated by excluding from CNA’s net income attributable to Loews Corporation the after-tax effects of investment gains or losses and gains or losses resulting from pension settlement transactions. In addition, core income excludes the effects of noncontrolling interests. The calculation of core income excludes investment gains or losses because they are generally driven by economic factors that are not necessarily reflective of CNA’s primary insurance operations. The calculation of core income excludes gains or losses resulting from pension settlement transactions as they result from decisions regarding CNA’s defined benefit pension plans which are unrelated to its primary insurance operations.

The following table presents a reconciliation of CNA net income attributable to Loews Corporation to core income:

	Three Months Ended March 31,
(In millions)	2025	2024
CNA net income attributable to Loews Corporation	$252	$310
Investment losses	7	17
Noncontrolling interests	22	28
Core income	$281	$355

In evaluating the results of Property & Casualty operations, CNA utilizes the loss ratio, the underlying loss ratio, the expense ratio, the dividend ratio, the combined ratio and the underlying combined ratio. These ratios are calculated using GAAP financial results. The loss ratio is the percentage of net incurred claim and claim adjustment expenses to net earned premiums. The underlying loss ratio excludes the impact of catastrophe losses and development-related items from the loss ratio. Development-related items represent net prior year loss reserve and premium development, and includes the effects of interest accretion and change in allowance for uncollectible reinsurance and deductible amounts. The expense ratio is the percentage of insurance underwriting and acquisition expenses, including the amortization of deferred acquisition costs, to net earned premiums. The dividend ratio is the ratio of policyholders’ dividends incurred to net earned premiums. The combined ratio is the sum of the loss ratio, the expense ratio and the dividend ratio. The underlying combined ratio is the sum of the underlying loss ratio, the expense ratio and the dividend ratio. The underlying loss ratio and the underlying combined ratio are deemed to be non-GAAP financial measures, and management believes some investors may find these ratios useful to evaluate CNA’s underwriting performance since they remove the impact of catastrophe losses which are unpredictable as to timing and amount, and development-related items as they are not indicative of current year underwriting performance.

The following table presents a reconciliation of CNA’s loss ratio to underlying loss ratio and CNA’s combined ratio to underlying combined ratio:

	Three Months Ended March 31,
	2025	2024

Loss ratio	67.8%	64.1%
Expense ratio	30.2	30.1
Dividend ratio	0.4	0.4
Combined ratio	98.4%	94.6%
Less: Effect of catastrophe impacts	3.8	3.8
Less: Effect of development-related items	2.5	(0.2)
Underlying combined ratio	92.1%	91.0%
Underlying loss ratio	61.5%	60.5%

Boardwalk Pipelines

EBITDA is defined as earnings before interest, income tax expense, depreciation and amortization. The following table presents a reconciliation of Boardwalk’s net income attributable to Loews Corporation to its EBITDA:

	Three Months Ended March 31,
(In millions)	2025	2024
Boardwalk net income attributable to Loews Corporation	$152	$121
Interest, net	38	39
Income tax expense	50	41
Depreciation and amortization	106	106
EBITDA	$346	$307

Loews Hotels & Co

Adjusted EBITDA is calculated by excluding from Loews Hotels & Co’s EBITDA, the noncontrolling interest share of EBITDA adjustments, gains or losses on asset acquisitions and dispositions, asset impairments, and equity method income, and including Loews Hotels & Co’s pro rata Adjusted EBITDA of equity method investments. Pro rata Adjusted EBITDA of equity method investments is calculated by applying Loews Hotels & Co’s ownership percentage to the underlying equity method investment’s components of Adjusted EBITDA and excluding distributions in excess of basis.

The following table presents a reconciliation of Loews Hotels & Co net income attributable to Loews Corporation to its Adjusted EBITDA:

	Three Months Ended March 31,
(In millions)	2025	2024
Loews Hotels & Co net income attributable to Loews Corporation	$—	$16
Interest, net	13	5
Income tax expense	4	12
Depreciation and amortization	24	21
EBITDA	41	54
Noncontrolling interest share of EBITDA adjustments	(1)	(2)
Equity investment adjustments:
Loews Hotels & Co’s equity method income	(6)	(27)
Pro rata Adjusted EBITDA of equity method investments	46	56
Consolidation adjustments	1	(1)
Adjusted EBITDA	$81	$80

The following table presents a reconciliation of Loews Hotels & Co’s equity method income to the Pro rata Adjusted EBITDA of its equity method investments:

	Three Months Ended March 31,
(In millions)	2025	2024
Loews Hotels & Co’s equity method income	$6	$27
Pro rata share of equity method investments:
Interest, net	10	10
Income tax expense
Depreciation and amortization	13	12
Asset impairments	9
Distributions in excess of basis	9	7
Consolidation adjustments	(1)
Pro rata Adjusted EBITDA of equity method investments	$46	$56